Exhibit (p)

VANECK COASTLAND ONLINE FINANCE FUND

FORM OF SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this ________________, 2016 by and between VanEck Coastland Online Finance Fund, a Delaware statutory trust (the “Trust”), and Van Eck Associates Corporation (the “Subscriber”);

WITNESSETH:

WHEREAS, the Trust has been formed for the purposes of carrying on business as a non-diversified, closed-end management investment company; and

WHEREAS, the Subscriber has been selected by the Trust’s Board of Trustees to serve as investment adviser to the Trust; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, ______ shares of beneficial interest (the “Common Shares”) for a purchase price of $______ per share.

NOW THEREFORE, IT IS AGREED:

1.	The Subscriber subscribes for and agrees to purchase from the Trust ______ Common Shares for a purchase price of $______ per share. Subscriber agrees to make payment for these Common Shares at such time as demand for payment may be made by an officer of the Trust.

2.	The Trust agrees to issue and sell said Common Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Trust to accept its subscription and issue the Common Shares subscribed for, the Subscriber represents that it is informed as follows:

a.	That the Common Shares being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”);

b.	That the Common Shares will be sold to the Subscriber by the Trust in reliance on and pursuant to Section 4(2), an exemption from the registration requirements of the Securities Act;

c.	That the Trust’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

d.	That when issued, the Common Shares will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”) and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

e.	That there do not currently appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

4.	To further induce the Trust to accept its subscription and issue the Common Shares subscribed for, the Subscriber:

a.	Represents and warrants that the Common Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.	Acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investments in the Shares. The Subscriber also acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act;

c.	Agrees that any certificates representing the Common Shares subscribed for may bear either or both of the following legends:

i.	The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act or any other federal or state securities law. These shares may not be offered for sale, sold, pledged or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

ii.	Any legend required by the laws of any other applicable jurisdiction; and

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.	This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust by this Subscription Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

VANECK COASTLAND ONLINE FINANCE FUND

By:
Name:
Title:

VAN ECK ASSOCIATES CORPORATION

By:
Name:
Title: